Exhibit 14.1

MTS Systems Corporation
Code of Business Conduct

Committed to Ethics, Integrity and Compliance

MTS

April, 2011

Dear MTS Employee:

At MTS, we believe that how we do things is as important as what we do. As such, we are committed to ethics, integrity and compliance. This commitment has been with us since our founding, and it is vital to this Company’s continued growth and success.

Our Code of Conduct addresses how we, as MTS employees and all representatives, including directors and consultants, align our individual behavior with the Company’s expectations. We are each required to conduct ourselves with the highest level of ethics, integrity and, explicitly, to comply with both the letter and spirit of the laws wherever we do business. Following this Code also helps to ensure we are in full compliance with the laws and governmental regulations that apply to us.

It is our responsibility to know and understand what is expected of us wherever we do business, to maintain robust systems supporting this and ensure we comply with these expectations consistently.  This Code of Conduct includes an Interim Policy for U.S. Government Contracts that applies to all employees who work on U.S. government contracts.

We are all responsible, individually and collectively, to represent the very best of MTS – to our customers, our suppliers, our shareholders and each other. Thank you for your commitment to ethics, integrity and compliance, and to our future.

Sincerely,

Laura Hamilton
Chief Executive Officer, Chair of Board

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Introduction		4

Ethical Business Conduct		5

☐	Accuracy of Records	5

☐	Antitrust and Competition	5

☐	Electronic Data and Communications	5

☐	International Business	6

Conflicts of Interest		7

☐	Gifts and Business Courtesies	7

☐	Inside information and securities trading	7

☐	Political Activities and Contributions	8

Disclosure of Information		8

☐	Confidential Information	8

☐	Governmental Requests/Investigations	8

☐	Public Statements and Filings; Press Releases	9

Work Environment		9

☐	Equal Opportunity	9

☐	Harassment	9

☐	Health and Safety	9

☐	Alcohol and Illegal Drugs	9

Resolution of Issues and Concerns		10

☐	Reporting violations of the MTS Code of Conduct	10

☐	Investigation	11

☐	Enforcement	11

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INTRODUCTION

This MTS Code of Conduct (“the Code”) provides an overview of MTS policies and procedures for conducting business in a legal and ethical way.  It applies to all employees and officers, representatives, agents, contractors, consultants and members of the Board of Directors (“Representatives”).  This Code is neither a contract nor a comprehensive manual that covers every situation.  Rather, the Code is a guideline for expected behavior when conducting business. Employees should refer to the MTS policies/procedures for more detailed information.

Employees and Representatives are expected to comply with the letter and the spirit of all applicable rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies, including the Securities and Exchange Commission (SEC) and the NASDAQ Stock Market (NASDAQ), as well as the laws of all countries where we do business.

For additional information regarding U.S. Government Contracting, please refer to the MTS Systems Corporation Interim Policy for U.S. Government Contracts.

In addition to following the laws, employees and Representatives are expected to make ethical business decisions.  When faced with a business decision that may trigger ethical concerns, refer to the questions below to help determine the proper course of action:

▪	Am I adhering to the spirit, as well as the letter, of any law or the Code?
▪	Would I want my actions reported on the front page of a newspaper?
▪	What would my family, friends, or neighbors think of my actions?
▪	Will there be any direct or indirect negative consequences for MTS?
▪	How will the decision stand up over time?
▪	How would I feel if it happened to me?

If the course of action still is unclear, contact your manager or MTS’ Legal Department for further guidance.  Managers are designated as the first contact for raising a concern regarding a potential violation of the Code.  Directors should contact the Chairman of the Board.  More details on the process for reporting violations can be found in the “Resolution of Issues and Concerns” section.

For additional information regarding U.S. Government Contracting, please refer to the MTS Systems Corporation Interim Policy for U.S. Government Contracts, Item II, “Resources and Contract Information.”

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ETHICAL BUSINESS CONDUCT

ACCURACY OF RECORDS

Accurate business records are a key factor in maintaining the trust of employees, shareholders, and other stakeholders. Information that employees and Representatives record and submit either inside or outside MTS must be accurate, verifiable, and complete.  At MTS, we do not engage in inaccurate, false or misleading record-keeping. This includes reporting information or organizing it in a way that is intended to mislead or misinform those who receive it.  No undisclosed or unrecorded funds or assets of MTS may be maintained for any purpose.

Keeping accurate books and records is not only about good corporate citizenship, the law also requires it.  In addition to various federal and state laws, MTS is required to comply with the rules and regulations of both the SEC and NASDAQ.   MTS also maintains internal controls and procedures for reporting financial data according to applicable laws of each country where we conduct business.

For additional information regarding U.S. Government Contracting, please refer to the MTS Systems Corporation Interim Policy for U.S. Government Contracts, Item III, “Accurate Statements, Submissions, Certifications and Representations.”

All employees and Representatives have a responsibility to ensure that current and full information is provided to MTS management and our auditors. It is against MTS policy to unduly or fraudulently influence, coerce, manipulate or mislead independent or internal auditors regarding financial statements, processes or internal controls.  Finance employees, in particular, bear a heightened responsibility to ensure MTS finance and accounting practices support the full, fair, accurate, timely and understandable disclosure of MTS financial results.

ANTITRUST AND COMPETITION

MTS competes in the global marketplace. However, we will only conduct business according to the letter and spirit of the laws that govern and promote free and fair competition. This means we will comply with the antitrust laws of the United States and, where applicable, the antitrust or related laws of any other country or economic union.

All MTS employees and Representatives must refrain from discussing MTS’ pricing policies, customers, technologies, sales strategies, R&D, or future plans with an MTS competitor. Any contacts with competitors that could create the appearance of improper agreements or understandings must be avoided.

MTS seeks to outperform its competition fairly and honestly, never through unethical or illegal business practices.  Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing disclosure of trade secret information by past or present employees of other companies is prohibited.

For additional information regarding U.S. Government Contracting, please refer to the MTS Systems Corporation Interim Policy for U.S. Government Contracts, Item III, “Accurate Statements, Submissions, Certifications and Representations”, Item VI, “Independent Pricing,” Item VII, “Employment Discussions with Government Personnel,” Item VIII, “Restrictions on Former Government Personnel,” and Item IX, “Contract Performance Obligations.”

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ELECTRONIC DATA AND COMMUNICATIONS

The MTS electronic data and communication systems, such as email and the intranet, are the property of MTS and are to be used for legitimate business purposes.  Employees and selected Representatives are provided access to the computer network to assist them in the performance of their jobs.  It is the responsibility of employees and selected Representatives to use these resources in a professional, lawful, and ethical manner according to MTS policies and procedures.

MTS understands that you may need to use MTS’ systems for personal purposes during working hours; however, you are expected to limit your personal use to very brief periods of time and for urgent and critical personal matters.

It is also the policy of MTS that licensed computer software be used in a manner which is consistent with the terms of the software license.  Employees and Representatives who use licensed personal computer software are responsible to know, fully understand, and continually conform to the software license terms.

MTS may monitor all electronic or voice communications.  This monitoring may include the use of filtering devices and software in order to prevent access to certain sites, estimate incoming and outgoing electronic or phone message flow, and opening professional files and professional correspondence. This monitoring will be carried out consistent with applicable law relating to the obligations to respect personal matters of employees, the privacy of personal correspondence of employees and the rights of the representatives of the employees subject to prior (a) notice to the applicable legal authorities, when required; (b) consultation with the employees’ representatives, when required;, and (c) notice to the affected employee of MTS.

INTERNATIONAL BUSINESS

Many of the countries in which we operate have significantly different laws than those of the U.S.  MTS complies with all laws of the U.S. and those of all countries where we do business.  Laws governing trade matters include the U.S. Foreign Corrupt Practices Act and laws relating to exports/imports, boycotts, and embargoes.  Employees and Representatives are expected to comply with the laws of the U.S. and those countries where we do business.

The U.S. Foreign Corrupt Practices Act, foreign anti-corruption laws and MTS policy prohibit making or offering payments or other consideration to foreign officials in order to obtain or retain business.  Any MTS employee or Representative, in their relations with governmental agencies, customers, or suppliers, will not directly or indirectly engage in bribery, kickbacks, payoffs or other corrupt business practices.

The U.S. and other countries mandate very specific requirements that must be followed in order to import or export goods, services, software, or technology.  Employees and Representatives involved in importing or exporting are required to follow both the specific MTS procedures and all applicable U.S. and international laws.

Under U.S. anti-boycott regulations, MTS will not participate in any foreign economic boycott not sanctioned by the U.S. Government, and will not provide information to third parties concerning business relationships with boycotted countries.  This request for information could be included on a purchase order, contract, or letter of credit.  Employees or Representatives, who receive a request to support a boycott or to provide information related to a boycott, must contact their manager or MTS’ Legal Department immediately.  MTS is required to report boycott requests to the U.S. Department of Commerce.  Similarly, MTS will not import/export to any countries subject to U.S. trade embargoes.

For additional information regarding U.S. Government Contracting, please refer to the MTS Systems Corporation Interim Policy for U.S. Government Contracts, Item IV-D, “Foreign Corrupt Practices Act.”

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CONFLICTS OF INTEREST

MTS respects the rights of its employees and Representatives to manage their personal lives and to take part in legitimate financial, business and other independent business outside of work.  Employees and Representatives should avoid situations that present a real, potential or perceived conflict between their personal interests and the interests of MTS.  A conflict of interest occurs when any person or situation compromises the judgment or ability to conduct business in the best interest of MTS. Employees and Representatives are expected to act honestly and ethically and handle actual or apparent conflicts of interest between personal and professional relationships in an ethical manner.

Some examples of situations that may cause a conflict of interest include:

▪	Using MTS assets for personal use
▪	Contracting with a supplier or customer managed or owned by a close friend or family member
▪	Having an undisclosed substantial financial interest in a supplier, competitor, or customer
▪	Working independently as a consultant to a supplier, competitor or customer
▪	Giving/receiving gifts and/or business courtesies
▪	Using inside information for trading securities

For additional information regarding U.S. Government Contracting, please refer to the MTS Systems Corporation Interim Policy for U.S. Government Contracts, Item XI, “Organizational Conflicts of Interest.”

GIFTS AND BUSINESS COURTESIES

Receiving or giving of gifts and business courtesies by an employee or Representative, any member of the employee’s or Representative’s immediate family, or anyone designated by the employee or Representative may present potential conflicts of interest.  A business courtesy is generally a gift or entertainment such as tickets, discounts or meals to or from someone with whom MTS has a business relationship. Employees and Representatives should never accept or give gifts or business courtesies that will compromise their judgment or actions in the performance of their duties.  Business courtesies of nominal value from MTS suppliers or customers may be accepted if they are consistent with common business practices and local laws.  However, these nominal gifts or business courtesies should not be received on a regular or frequent basis.  When in doubt, ask for clarification by your manager or MTS’ Legal Department.

Some business situations may require giving gifts (i.e., may be part of the culture).  Employees and Representatives must comply with the legal requirements of the U.S. and each country where business is conducted and should strive for the highest ethical standards in these business dealings. These gifts should be nominal in value and not seek to improperly influence the decisions of customers or suppliers, just as MTS policy requires that the decisions of employees and Representatives at MTS not be affected by having received a gift or business courtesy.

There are very stringent rules that apply to U.S. and foreign government customers where in many cases gifts and business courtesies are absolutely prohibited. Employees involved with current or potential U.S. government contracts are prohibited from giving or receiving anything of value to or from a supplier, customer, or subcontractor for any reason.

For additional information regarding U.S. Government Contracting, please refer to the MTS Systems Corporation Interim Policy for U.S. Government Contracts, Item IV, “Gifts, Gratuities, Kickbacks and Political Contributions.”

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INSIDE INFORMATION AND SECURITIES TRADING

MTS employees and Representatives, directly or indirectly through their families or others, are prohibited from purchasing or selling MTS stock while in possession of material, non-public information concerning MTS.  Information is considered material if it could influence someone to buy, hold or sell a stock. Material, non-public information is also called “inside” information.  If you have learned of “inside” information about other companies, the law also prohibits both trading in that company’s stock and disclosure to others who would trade based on that information.  Some examples of inside information include:

▪	Unannounced financial data
▪	Joint venture, merger, or acquisition plans
▪	A new major contract, customer, or supplier
▪	Unannounced products and/or marketing plans
▪	Government investigations

POLITICAL ACTIVITIES AND CONTRIBUTIONS

MTS supports everyone’s right to participate actively in the political process.  However, any political activity must take place on an employee's or Representative’s own time.  By law and by practice, MTS does not make political contributions.  Corporate funds or assets may not be contributed directly or indirectly to support a political party, an elected official, or the campaign of any candidate for local, state, or federal office.

The MTS Political Action Committee (PAC) is permitted under U.S. law.  This committee’s activities are driven by employee membership in the form of voluntary contributions.  All MTS PAC contributions are publicly disclosed in accordance with U.S. election laws.

For additional information regarding U.S. Government Contracting, please refer to the MTS Systems Corporation Interim Policy for U.S. Government Contracts, Item IV-E, “Political Contributions.”

DISCLOSURE OF INFORMATION

For information regarding U.S. Government Contracting, please refer to the MTS Systems Corporation Interim Policy for U.S. Government Contracts, Item V, “’Off-Limits’ Information.”

CONFIDENTIAL INFORMATION

Confidential MTS information and trade secrets are important corporate assets that merit the same protection as physical assets. This information is the result of the ideas and hard work of many MTS employees and of substantial investments by MTS.  Therefore, all employees and Representatives must not disclose such information to unauthorized persons, either within or outside MTS, and must exercise care to protect the confidentiality of such information received from another party.  Employees need to consult with their manager prior to providing confidential information to any third party (for example: legal counsel, government officials, customers, or vendors).  Representatives should consult with MTS’ Legal Department prior to providing confidential information to any third party.

Confidential information refers to information that is not already in the public domain that a company would normally expect to be non-public and that might affect the company's competitive or financial position. It includes information sometimes referred to as trade secrets. Some examples of confidential information are: technical information about current or planned products, projects and processes; procurement plans, vendor lists or purchase prices; cost, pricing, marketing or service strategies; non-public earnings reports and other financial reports; information related to divestitures, mergers and acquisitions, and significant customer orders or relationships.

Employees and Representatives must also adhere to all laws and regulations regarding the protection of U.S. government classified information, which should only be made available to individuals who have a need to know and who hold the proper government security clearance.

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Many employees and Representatives are required to sign confidentiality agreements.  This serves as a reminder of that obligation not to disclose confidential information, both while employed or retained by and after leaving MTS.

GOVERNMENTAL REQUESTS/INVESTIGATIONS

MTS will cooperate with government investigations or to answer an official request from an authorized government representative. Unless the law proscribes otherwise, employees are to inform their manager or MTS’ Legal Department and ensure the response is appropriate before responding to such a request.

Employees and Representatives should not:
▪	Destroy any MTS documents in anticipation of a request for those documents
▪	Alter any historical MTS document or record
▪	Provide untrue or misleading statements
▪	Try to influence any other MTS employee or any other person to provide untruthful information

PUBLIC STATEMENTS AND FILINGS; PRESS RELEASES

The disclosures contained in all reports and documents that MTS files with the SEC, or makes public by any other formal or informal means (such as press releases), must be full, fair, accurate, timely and understandable.  Financial managers bear a heightened responsibility for maintaining disclosure controls and procedures designed to capture all financial and non-financial information required to be disclosed in SEC filings.

Only authorized officers may make press releases and public statements.  Other employees and Representatives may not make public statements regarding MTS.  If contacted by a media representative, please obtain the name of the person making the inquiry and immediately notify MTS’ Chief Financial Officer.

WORK ENVIRONMENT

EQUAL OPPORTUNITY

MTS provides equal employment opportunity for all qualified individuals without regard to race, color, age, religion, sex, national origin, physical or mental disability, or sexual orientation.  This policy applies to all employees, Representatives and applicants for employment and to all aspects of the employment relationship, including recruitment, hiring, compensation, benefits, training, transfer, and any other terms and conditions of employment. MTS locations or activities not subject to U.S. law on this matter should apply the intent and provisions of this policy consistent with the applicable national or local laws.

HARASSMENT

It is everyone’s responsibility to treat one another with courtesy, dignity, and respect.  It is the policy of MTS that harassment, of any type, will not be tolerated from any employee, Representative, or other third party dealing with MTS.  The term “harassment” includes, but is not limited to slurs, jokes, cartoons, graffiti or verbal, graphic or physical conduct relating to an individual’s race, color, age, religion, sex, national origin, physical or mental disability, sexual orientation or other legally protected status.

HEALTH AND SAFETY

MTS is committed to providing a work environment that strives to protect employee health and safety and is in compliance with applicable laws and regulations.  Employees and Representatives are required to observe applicable workplace safety rules and report injuries or unsafe conditions according to MTS procedures and applicable laws.  Workplace violence, including threats, threatening behavior, harassment, intimidation, assaults and similar conduct, will not be tolerated.  To provide a safe work environment, firearms are not permitted on any MTS facility.

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ALCOHOL AND ILLEGAL DRUGS

Alcohol and Illegal drugs in the workplace are inconsistent with a safe and productive work environment.  It is the policy of MTS that the production, use, possession, sale, purchase, or transfer of unauthorized or illegal drugs or substances, or the abuse or misuse of legal drugs on MTS or customer premises is prohibited.  Employees or Representatives whose behavior, judgment or performance is impaired by drugs or alcohol will be prohibited from engaging in MTS business while under the influence of such substances.

RESOLUTION OF ISSUES AND CONCERNS

If you have questions or concerns about the Code, you should contact your manager or MTS’ Legal Department for clarification.    Concerns may include, but aren’t limited to: clarification about specific policies, questions on what you should do in a particular ethical or legal situation and the reporting process when you suspect a violation has occurred.

REPORTING VIOLATIONS OF THE MTS CODE OF CONDUCT

If you suspect MTS or an employee or Representative may have violated a law, this Code, MTS policy, or engaged in other improper activities, it is your responsibility to immediately raise these concerns.  If applicable law prohibits MTS from requiring you to report your concerns, you are not required to do so; but you may raise them if you suspect MTS may have violated laws relating to accounting, financial audit, anti-bribery or banking. Also, you may report facts which may affect MTS’ vital interests or its employees’ physical or mental condition (for example: threat to the safety of another employee, moral harassment, sexual harassment, discrimination, insider trading, conflicts of interest, serious environment breaches or threats to public health, disclosure of a manufacturing secret, or serious risk to MTS’ information system security).

It is MTS policy to provide various points of contact to respond to your concerns.  You may contact your manager, another member of management, MTS’ Legal Department or a Human Resources Generalist, as appropriate.  Additionally, if you work for MTS in North America, you may report your concern by calling the Compliance Line at 800-750-4972. Compliance Line details and instructions for employees outside of North America are available on the MTS intranet at http://intranet.mts.com/news/files/2004/july/040707_04/ComplianceLineFoldout.pdf. The processes described in the Code are not the only options for reporting your concerns; additionally, the process is not intended to limit your rights to refer the matter to other persons such as employee representatives, labor inspector and any other person as indicated by applicable law.

All employees and Representatives will be treated with dignity and respect and the appropriate level of confidentiality will be maintained throughout the process.  You will not be subject to any form of retaliation for raising, in good faith, concerns or reporting violations even if the suspected concerns are not supported by MTS’ investigation.  Unless restricted by applicable law, you may report your concern anonymously. Under certain laws and situations, the people identified in a reported concern are entitled to access to and modification and suppression of the information in the report if it is not accurate or complete.

If you work for MTS in the European Union, your personal data that is reported to the Compliance Line or that MTS receives through the reporting process may be shared within MTS and, in particular, with MTS Systems Corporation in the U.S. MTS may share your personal data with MTS’ advisors if it appears necessary to the requirements of the investigation and such communication results from the corporate reporting structure within MTS and its affiliated companies.  When an employee or Representative, who is the subject of a report, works in the European Union, MTS (including any third party receiving the data if it is established in a country outside of the European Union) will treat the personal data about the employee or Representative in compliance with applicable law.

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If a manager is notified of a suspected violation of the law, this Code, MTS policy, or other improper activities, they are to immediately report the concern to their assigned Vice President, unless proscribed by applicable law.  Vice Presidents should report concerns to the CEO, a member of the Board of Directors or MTS’ Legal Department, as appropriate.

INVESTIGATION

Each report of a known or suspected violation will be promptly and thoroughly investigated.  MTS will take reasonable precautions to maintain the confidentiality of the individual who reports the violation and the person about whom the report is made.  It is important that individuals involved in an investigation or who have made reports honor this commitment to confidentiality.

Depending on the nature of the investigation, MTS may need to conduct searches or inspections of company-provided property including computers and other equipment.  Employees and Representatives are expected to cooperate with investigators.  Such investigations will be in compliance with the individual’s rights granted under the applicable law and in particular within the limits set out by local law regarding the protection of personal privacy.  If you believe that an investigation is being conducted inappropriately, report your concern to the CEO, Vice President, Director, or MTS’ Legal Department as appropriate.

ENFORCEMENT

Except for your use of the reporting procedure (which you are not required to use if you work for MTS in the European Union), violation of the Code is a serious matter and could subject you or MTS to civil liability or even criminal prosecution. Disciplinary action may also be taken, in compliance with applicable law, against anyone who condones, permits or causes inappropriate action, or fails to take appropriate action against illegal, unethical or other improper conduct, taking into consideration the position and the responsibilities of the employee or Representative concerned.   Any employee or Representative who violates the Code will be subject to discipline, up to and including termination.  Violations of the Code by directors will be addressed by the Board of Directors and sanctions may include reprimand or dismissal.

Any waiver of application of this Code to officers and directors may only be made by the Board of Directors.  Any waiver of application of this Code to other employees or Representatives may be made by the CEO. Waivers of application of this Code to officers, directors and certain financial managers may have to be reported in MTS’ publicly available filings with the SEC or on the MTS internet website.

For additional information regarding U.S. Government Contracting, please refer to the MTS Systems Corporation Interim Policy for U.S. Government Contracts, Item XII, “Penalties and Sanctions,” and Item XIII, “Reporting Obligations.”

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Interim Policy for U.S. Government Contracts

I.	INTRODUCTION		2

II.	RESOURCES AND CONTACT INFORMATION		2

III.	ACCURATE STATEMENTS, SUBMISSIONS, CERTIFICATIONS AND REPRESENTATIONS		2

IV.	GIFTS, GRATUITIES, KICKBACKS AND POLITICAL CONTRIBUTIONS		3

	A.	Gifts to Government Employees	3

	B.	Anti-Kickback Act	3

	C.	Business Gifts in the Private Sector	4

	D.	Foreign Corrupt Practices Act	5

	E.	Political Contributions	6

V.		“OFF-LIMITS” INFORMATION	7

VI.		INDEPENDENT PRICING	9

	A.	Deals and Discussions with Competitors	9

	B.	Deals and Discussions with Contractors	9

VII.	EMPLOYMENT DISCUSSIONS WITH GOVERNMENT PERSONNEL		10

VIII.	RESTRICTIONS ON FORMER GOVERNMENT PERSONNEL		11

IX.	CONTRACT PERFORMANCE OBLIGATIONS		11

	A.	Substitutions	12

	B.	Change Orders	12

	C.	Retaining Records	12

	D.	Government Property	13

X.		GSA Federal Supply Schedule Contract Obligations	13

XI.		Organizational Conflicts of Interest	13

XII.		Penalties and Sanctions	14

XIII.		Reporting Obligations	15

I.	INTRODUCTION

As a provider of products and services to federal, state, and local governments, MTS operates under unique legal and regulatory requirements imposed upon government contractors.  MTS is committed to complying with the letter and spirit of these laws and regulations. This Interim Policy for U.S. Government Contracts (“Interim Policy”) is designed to convey MTS’ commitment to the highest standards of integrity in all aspects of our interaction with public sector entities, including with respect to the solicitation and performance of prime and subcontracts.  Public sector entities include federal, state and local governments, public schools, libraries and universities, and public hospitals. The Interim Policy applies to all MTS employees who interact with customers or potential customers in the public sector and supplements the MTS Code of Conduct.  If you believe there is a conflict between the Interim Policy and other MTS documents, please contact the MTS Legal Department for clarification.

II.	RESOURCES AND CONTACT INFORMATION

MTS employees are required to comply with this Interim Policy and to seek assistance or clarification to avoid unethical or illegal business conduct.  If you have questions or need advice or assistance regarding the Interim Policy, please contact the MTS Legal Department.  MTS also maintains The Compliance Line, an independent and autonomous service devoted to collecting and reporting complaints and concerns regarding practices or behaviors that may be unethical or in violation of MTS’ policies.  The Compliance Line is available twenty-four (24) hours per day, seven (7) days per week at a toll free 800-750-4972. Persons who call The Compliance Line can choose to remain anonymous.  The Compliance Line details and instructions for employees outside of North America are available on the MTS intranet at http://intranet.mts.com/news/files/2004/july/040707_04/ComplianceLineFoldout.pdf.

III.	ACCURATE STATEMENTS, SUBMISSIONS, CERTIFICATIONS AND REPRESENTATIONS

In the ordinary course of its business, MTS makes numerous submissions, certifications, and representations to public sector entities and to prime contractors retained by these entities.  Examples include proposal information, pricing data and estimates, invoices, sourcing information and oral statements regarding MTS products and services.

While MTS always strives to ensure that the information we provide is truthful, current, accurate and complete, we have special obligations in this regard whenever we submit information, including invoices, certifications or reports to public sector entities or private or commercial entities that receive public sector funds.  There are severe criminal and civil sanctions for submitting a false claim where public sector funds are used to pay or reimburse a portion of the price.  To avoid allegations of false statements or false claims, always tell the truth in any communications or submissions that may relate to public sector entities or programs.  If there is any doubt about the accuracy of a statement, do not make the statement or represent it to be accurate.  If you are involved in negotiations requiring the supply of “certified cost or pricing data”, all reports, certifications, and proposals must contain complete, accurate and up-to-date pricing information. Information should be carefully checked to ensure its accuracy before submission.

IV.	GIFTS, GRATUITIES, KICKBACKS AND POLITICAL CONTRIBUTIONS

A.	Gifts to Government Employees

The statutes and regulations governing gifts to public sector employees vary extensively within the United States Government and among various state and local governments.  The term “gift” includes any gratuity, favor, discount, entertainment, hospitality, loan, forbearance, or other item having monetary value, including services, training, transportation, lodging and meals, whether provided in kind, by purchase of a ticket, payment in advance or reimbursement after the expense has been incurred.  Gifts that MTS employees may offer public sector employees are limited to:

*	MTS-approved advertising item of nominal value (such as a pen, cap, or t-shirt)

*	Modest items of food and refreshment, such as soft drinks, coffee and donuts offered other than part of a meal

*	Plaques and certificates of recognition

Except for these three limited exceptions, MTS employees must receive prior approval from the MTS Legal Department to give or offer a gift to a public sector employee or an immediate family member.

B.	Anti-Kickback Act

MTS employees are strictly prohibited from providing or receiving anything of value for the purpose of obtaining or rewarding favorable treatment in connection with a public sector prime contract or subcontract.  The Anti-Kickback Act makes giving, attempting to give, accepting or attempting to accept a kickback illegal.  A “kickback” is defined as any money, fee, commission, credit, gift, gratuity, thing of value or compensation of any kind, which is provided, directly or indirectly, to any prime contractor, prime contractor employee, subcontractor or subcontractor employee for the purpose of improperly obtaining or rewarding favorable treatment in connection with a prime contract or in connection with a subcontract relating to a prime contract.

“Favorable treatment” may include the following:

(a)	Receiving confidential information on competitor bids, such as prices, delivery schedules, or other non-public information;

(b)	Obtaining placement on a bidder’s list without meeting the requisite qualifications;

(c)	Obtaining the removal of a competitor who meets requisite qualifications from a list of eligible bidders;

(d)	Obtaining unwarranted waivers of delivery deadlines;

(e)	Obtaining unwarranted price increases;

(f)	Recovering improper expenses;

(g)	Improperly obtaining the award of a subcontract or order under a subcontract; or

(h)	Obtaining acceptance of substandard goods and services.

Because the Anti-Kickback Act imposes obligations on MTS to report reasonable suspicions of kickbacks and to implement internal procedures to detect kickbacks, MTS employees who know of any violations of the Anti-Kickback Act or suspect that a violation has taken place or could take place, must immediately advise the MTS Legal Department.

C.	Business Gifts in the Private Sector

Certain business gift-giving to employees of private sector entities is permissible and will not violate the Anti-Kickback Act.  Still, however, MTS employees must be careful and always use good judgment when providing business gifts to private sector customers because the offering or accepting of such gifts can result in, or give the appearance of, an improper relationship.  MTS employees must also be cautious in offering or accepting any business gift to or from a vendor or supplier.

MTS employees may provide business courtesies such as food and refreshments, entertainment, and travel expense reimbursement to private sector customers, provided the employees confirm the following:

•	The expenditures are reasonable, business-related and approved by an appropriate supervisor;

•	The records of the expenditures accurately reflect the true nature of the transaction;

•	Providing the business courtesy does not violate any rule or policy of the customer company; and

•	Providing the business courtesy does not violate any applicable law, such as the Anti-Kickback Act.

MTS does not set a specific dollar limit on business courtesy expenditures to private sector entities.  You should, however, always exercise good judgment, be consistent with the marketplace and MTS practice and, when in doubt, consult with your Manager prior to making such expenditures.  If you have questions or concerns about the legality or appropriateness of offering a business courtesy to any current or potential private sector customer, you should contact the MTS Legal Department prior to making the offer.

D.	Foreign Corrupt Practices Act

MTS is committed to the highest standards of business conduct in everything we do in our business dealings throughout the world.  It is the policy of the Company that neither the Company nor any of its employees, consultants, or agents shall, or shall even attempt to, obtain or retain business in any foreign country by offering improper gifts or payments to foreign government officials, including employees of foreign government-owned enterprises.  All Company personnel are responsible for ensuring that this policy is understood and is implemented consistently with these requirements.

The Foreign Corrupt Practices Act (“FCPA”) makes it illegal for any United States citizen, United States company, or any officer, director, employee, agent or representative acting on its behalf, (or, in some cases, for foreign nationals) to offer, pay, promise to pay, or authorize the payment of any money, gift or anything of value to the following persons or organizations:

•	any foreign official,

•	any foreign political party or party official,

•	any candidate for foreign political office, or

•	any person who knows that all, or a portion of, such payment or thing of value will be offered, given or promised, directly or indirectly to any of the persons or organizations identified above,

for the purpose of corruptly influencing or inducing any act or decision to obtain or retain business for the Company.

The FCPA prohibits making payments, directly or indirectly, to foreign government officials for the purpose of influencing official decisions, and prohibits payment to an intermediary “knowing” that payment will be given, or offered, to a foreign official to obtain or retain business.

•	“Payment” means giving (or merely offering to give) anything that has value, not just money.

•	“Directly or indirectly” means doing it yourself, inducing someone else to do it, or even ignoring indications that someone may be doing it on your behalf.

•
“Knowing” includes actual knowledge, a firm belief that particular conduct or result is substantially certain to occur, being aware of a high probability that particular conduct or result will occur, and willful blindness or conscious disregard.  In other words, if you are aware of circumstances that would lead a prudent business person to inquire further to ensure that an improper payment will not be offered or made, this standard requires that Company make such inquiry.

•
“Foreign official” includes appointed or elected officials, officials of a political party, or a candidate for government office in a country other than the United States.  It also includes officials of international organizations, such as the United Nations or the World Bank.  The term includes individuals who have functional authority as an official, but are not actually in the employment of the foreign government.  For example, the term can include consultants and special advisors to foreign governments or foreign government officials.  Finally, the term may include employees of state-owned enterprises, even those operating in a commercial capacity.

•
“Influencing decisions” means the payment is made or offered with the intent to obtain business, retain business, influence an official act or decision, or induce an official to do (or not do) an act in violation of the official’s duties.

The FCPA includes certain limited exceptions.  For example, payments to facilitate routine government actions that are ordinarily and commonly performed by a foreign official such as obtaining permits, licenses or other official documents to qualify a person to do business in a foreign country, and processing government papers such as visas and work orders.  “Routine governmental action” does not include any decisions by a foreign official to award new business or to continue business with a particular party, and does not involve the exercise of any official discretion.  In other words, these payments are appropriate to ensure the receipt of services or benefits that the company is unquestionably entitled to receive.

The FCPA also makes an exception for reasonable and bona fide expenditures, such as travel and lodging incurred by or on behalf of a foreign official that are directly related to the promotion, demonstration, or explanation of products or services, or that are related to the execution or performance of a contract with a foreign government.

The penalties for violation of the FCPA are severe for both the Company and the employee, representative or consultant involved.

E.	Political Contributions

MTS as a company may not make any direct or indirect contributions to, or expenditures on behalf of, any (1) candidate for elective office, (2) political party or (3) political committee for any purpose. Further, Company personnel may not use Company property, facilities or employee time to support a political cause or candidate. MTS encourages employees to vote and be active in the political process, but employees must engage in such activities on their own time, using personal, not Company, resources.

The Federal Election Campaign Act of 1971 ("FECA"), as amended, regulates contributions to and expenditures on behalf of candidates for federal elective office. Corporations, such as MTS, are prohibited from making contributions to or expenditures on behalf of candidates for Federal office, their campaign committees or other Federal political committees. See 2 U.S.C. 441b, 441c. Further, Company employees are prohibited from volunteering their services to a candidate or political committee during normal work hours, unless the employee is on leave without pay, makes up the lost time or is on vacation. In addition, Company employees may not use Company property or facilities, such as telephones or copiers, to support a political cause or candidate.

State laws regulate contributions to or expenditures on behalf of candidates for state office. Some states permit a corporation to make limited contributions to or expenditures on behalf of candidates for state office. Other states follow the federal model and prohibit such corporate contributions. To minimize confusion and ensure compliance, it is MTS policy to follow the federal model and prohibit political contributions at the state level as well, unless an exception is approved by the MTS Legal Department.

V.	“OFF-LIMITS” INFORMATION

The Procurement Integrity Act (“PIA”) prohibits the unauthorized disclosure and receipt of protected information, including contractor bid and proposal information and government source selection information.  To ensure that competitive procurements are free from favoritism or unauthorized competitive advantages, during a competitive procurement process, certain information may not be requested or obtained by MTS, unless the information is released to all competitors.  Therefore, it is important for MTS personnel to be alert when offered information that is marked in any of the following ways:

▪	Source Selection or Procurement Integrity Sensitive
▪	Bid or Proposal Information
▪	Company Proprietary or Trade Secrets
▪	For Official Use Only (FOUO)
▪	Not Releasable Under the Freedom of Information Act
▪	Draft – Not For Release Outside of the Government
A brief summary of some of the above types of information is discussed below.

•
“Source Selection Information” is information that is prepared by or for use by a federal agency (and sometimes state or local agencies pursuant to statutes modeled after the PIA) for the purpose of evaluating a bid or proposal to enter into a government agency procurement contract, if that information has not been previously made available to the public or disclosed publicly.  This includes:

a)	Bid prices submitted in response to a federal agency invitation for bids or lists of those bid prices before bid opening;

b)	Proposed costs or prices submitted in response to a federal agency solicitation or lists of those proposed costs or prices;

c)	Source selection plans;

d)	Technical evaluation plans;

e)	Technical evaluations of proposals;

f)	Cost or price evaluations of proposals;

g)	Competitive range determinations that identify proposals that have a reasonable chance of being selected for award of a contract;

h)	Rankings of bids, proposals or competitors; and

i)	Reports and evaluations of source selection panels, boards or advisory councils;

•
“Bid or Proposal Information” refers to information submitted to a government agency as part of or in connection with a bid or proposal to enter into a government agency procurement contract, if that information previously has not been made available to the public or disclosed publicly.  This includes:

a)	Cost or pricing data;

b)	Indirect costs and direct labor rates;

c)	Proprietary information about manufacturing processes, operations or techniques marked by the contractor in accordance with applicable law or regulation;

d)	Information marked by the contractor as “contractor bid or proposal information” in accordance with applicable law or regulation; and

e)	Information marked in accordance with FAR 52.215-12, “Restriction on Disclosure and Use of Data”.

MTS employees should never knowingly solicit or obtain source selection or contractor bid or proposal information.  MTS personnel cannot assume that MTS is permitted to receive all information it is offered and must always take steps to ensure that MTS is authorized to receive information provided by government employees or third parties, including consultants.   If you receive any of the types of information discussed above in this Section V, even if the information is not marked with a restrictive legend or if you receive other information that you are not sure you or MTS should have, contact the MTS Legal Department immediately before reviewing the information or sharing it with any other employees or third parties.  Please also be aware that information available publicly, such as on a competitor’s website, does not fall into these protected categories.

VI.	INDEPENDENT PRICING

The pricing in proposals submitted to public sector entities must be arrived at independently without consultation, communication, or agreement with any other offeror or competitor.

A.	Deals and Discussions with Competitors

•
It is never appropriate for MTS to enter into agreements with our competitors setting prices; allocating customers, suppliers or territories; or in any other way restricting competition in the market for our products and services.  Such agreements “in restraint of trade” are against the law and against MTS policy.

•
MTS employees must avoid any behavior that could leave the company vulnerable to allegations of conspiring with our competitors. While all communications with competitors are not prohibited, exchanging certain types of business information can create the appearance of illegal or unethical conduct. Moreover, MTS’prices; terms and conditions of sale; customer and supplier lists; product lines; production methods; costs, profits and profit margins; and distribution and sales methods are confidential and proprietary information.  Confidential and proprietary MTS business information may only be shared with employees of MTS and business partners with which MTS has entered into nondisclosure agreements.

B.	Deals and Discussions with Contractors

•
MTS must never intervene in the contractor selection process for a public contract by manipulating the contents of the bids or controlling the outcome in any other manner.  For example, a MTS representative should never take part in a “complimentary bidding” arrangement by which contractors bidding on a job agree which of the companies will be the low bidder on a particular job.  This is considered “bid-rigging” and is illegal under Antitrust/Competition and public bidding laws.  On public sector projects, to avoid even an appearance of illegal or unethical conduct, MTS’ role in contractor selection must be limited to identifying contractors that are authorized to install our products and systems.  The MTS representative should never obtain the bids from a public sector entity; it is the public entities’ responsibility to solicit the bids directly from the contractors.

•
MTS also cannot intervene in the bidding process indirectly by favoring one Approved/Certified/Elite or other authorized contractor over another in the pricing for our products.  Antitrust/Competition law forbids charging competing customers different prices for the same product except when the discrepancy can be explained by variations in the cost to the supplier or the need to match a competitor’s price cut.  Merely favoring one contractor over another is not a valid reason to vary prices for the same product.

In order to ensure MTS complies with requirements governing independent pricing, prior to the execution of a bid in response to a public sector solicitation, the MTS employee responsible for the preparation of the bid must be able to certify the following requirements:

(1)
The prices in the offer or bid (hereafter “bid”) have been arrived at independently, without, for the purpose of restricting competition, any consultation, communication, or agreement with any other offeror or competitor regarding (i) prices in a bid, (ii) the intention to submit a bid, or (iii) the methods or factors used to calculate the prices in a bid;

(2)
The prices in the bid have not been and will not be knowingly disclosed by the bidder, directly or indirectly, to any other bidder or competitor before bid opening (in the case of a sealed bid solicitation) or contract award (in the case of a negotiated solicitation) unless otherwise required by law; and

(3)	No attempt has been made or will be made by the bidder to induce any other person or entity to submit or not to submit a bid for the purpose of restricting competition

The discussion above is intended to assist employees in identifying possible Antitrust/Competition problems, but it cannot provide a comprehensive guide to the law in this area or anticipate every specific situation an employee might encounter.  If you have a question regarding whether a particular discussion, deal, offer, or other action you are contemplating might have Antitrust/Competition implications, please contact the MTS Legal Department for further advice.

VII.	EMPLOYMENT DISCUSSIONS WITH GOVERNMENT PERSONNEL

Numerous laws restrict the timing and nature of employment discussions between government personnel and contractors.  Government personnel cannot hold employment discussions with a company over whom the government personnel have oversight or other responsibility until they notify the government’s designated ethics official and obtain permission from their supervisor to proceed with employment discussions.  The government broadly defines employment discussions to include activities as limited as exchanging a resume.  It is not necessary that salary or other employment terms be discussed to trigger the onset of employment discussions. This prohibition on employment discussions cannot be circumvented by the use of hints, subtlety or ambiguity, the use of hypotheticals, or by communicating an offer “after hours”, or in a social setting.

A MTS employee must never under any circumstances discuss the possibility of employment by MTS or any other business proposal unrelated to an existing or proposed government contract with a government employee without first obtaining approval the MTS Legal Department.

VIII.	RESTRICTIONS ON FORMER GOVERNMENT PERSONNEL

There are numerous post-employment or “revolving door” restrictions on the types of activities that former government personnel can perform in the private sector.  The laws and regulations impose one-year, two-year, or life-long bans prohibiting current and former government employees from performing certain activities on behalf of a contractor.  The restrictions may include, for example, barring the individual from working for some companies for one year, from working on certain contracts and from representing certain companies to the government with respect to particular matters.  The restrictions are imposed based upon the individual’s responsibilities and, in some cases, grade level, while employed with the government. The determination of which restrictions apply to each current and former government employee is complex and usually requires a legal analysis.

To ensure that a current or former government employee can be hired by MTS and will be allowed to perform the tasks necessary to their position, approval for employment discussions with current or former government employees must be obtained from the MTS Legal Department.

IX.	CONTRACT PERFORMANCE OBLIGATIONS

When MTS is doing business with public sector entities, every aspect of the business transaction, from the initial customer contact and bidding through project completion and beyond, is subject to detailed laws, rules and regulations.  MTS has an obligation to comply with the terms and conditions of the applicable prime contract or subcontract, including delivering the exact scope of the contract, specifications, delivery dates, milestones, warranties, insurance and other performance commitments.

Government and public sector contracting is not simply commercial contracting with a public customer. There are contractual and reporting requirements that are unique to the public sector.  In addition, a contract on a government project may have special performance obligations that apply based upon the contracting vehicles used, such as the GSA Federal Supply Schedule.  MTS employees must be careful to identify all MTS’ contractual obligations in a given situation or project and to make sure that those obligations have been met before MTS requests payment from a government or public sector customer.

The summary below is intended to familiarize you with some of the ways in which government laws impact your day-to-day business practices; it is not intended to be exhaustive.  If you are unsure of the proper course of conduct when dealing with a government customer, always seek guidance from the MTS Legal Department before proceeding.

A.	Substitutions

The government (including federal, and in some instances, state and local levels) is entitled to strict compliance with the technical requirements of its contracts with private companies.  This means that, in contrast to traditional commercial situations, where industry standards are sometimes an acceptable substitute for contractual requirements, government contract requirements always supersede industry standards. Moreover, laws such as the Buy American Act and the Trade Agreements Act place limits on permissible sources for materials and components used on federal contracts.  Unauthorized material substitution could inadvertently cause MTS to violate these federal statutes (and state and local equivalents, where applicable).  MTS is responsible to the government for ensuring the integrity of the products and services we provide, as well as the integrity of the related paperwork. The government also looks to the contractor to ensure vendor and supplier quality.  Failure to perform all tests and inspections specified in a government contract could also subject MTS to possible criminal and/or civil liability under applicable laws.

When doing work on a government contract or project, do not make any unauthorized substitutions for specified goods or services and do not deviate from contract requirements without the prior written approval of the authorized government official (see subsection C below) and prior written notice to your Vice President.

B.	Change Orders

Obtain the contracting officer’s written direction before proceeding with work that deviates from that prescribed by the contract.  Even in the commercial sector, it is important to consult the applicable contract to determine proper change-order procedures, as the apparent authority of an engineer or on-site manager may not be enough to bind the owner or general contractor to pay for additional work ordered by those employees.  In the government context, however, change order provisions are much more strictly enforced than in the private sector: a contractor will only be compensated for changes approved by the duly authorized contracting officer in strict accordance with the terms of the applicable contract.  Since contractual change order requirements differ from contract to contract, it is important to determine the requirements under the applicable contract.  Authorization for any change should always be obtained in writing and, if a specific form is necessary, be sure that you complete the paperwork fully and properly, obtain the necessary signature(s) and submit it in a timely fashion.

C.	Retaining Records

MTS’ books and records related to its government contracting work are subject to audit by the government. Those involved in obtaining and performing government contracts must therefore retain all records related to those contracts, such as meeting notes, purchase orders, proposals, quotes and bid information.  Do not discard such information without prior approval from the MTS Legal Department.

D.	Government Property

MTS Systems Corporation is required to have in place systems that control, protect, preserve and maintain all government property.  MTS employees trusted with the care of government property should always be able to identify and track such materials.  Government property is only to be utilized for the performance of the contract for which it was provided.  Damage to, or misappropriation of, government property can result in breach of contract charges, or civil and criminal penalties.

X.	GSA Federal Supply Schedule Contract Obligations

MTS does not currently hold contracts under the U.S. General Services Administration (“GSA”) Federal Supply Schedule (the “GSA Schedule”). If MTS were to enter into GSA contracts, it will modify this code accordingly.

XI.	Organizational Conflicts of Interest

MTS’ general Conflict of Interest policy focuses on the rules for avoiding situations in which an employee’s personal interests may actually or apparently conflict with the interests of MTS.

Additional conflict of interest requirements apply when MTS does business with government entities.  In these instances, there are certain Organizational Conflicts of Interest (“OCI”) rules that must be followed.  These rules establish restrictions that can prevent or limit a company from doing business with the government on particular projects or contracts based upon the company’s existing contractual or other business relationships.  The purpose of these rules is to avoid situations in which a company providing products or services might, due to existing relationships, either: (i) have an unfair advantage (actual or apparent) in being awarded business opportunities with the government; or (ii) be unable (either actually or apparently) to perform its role objectively or in a manner that serves the best interest of the government.  It is particularly important that employees be aware of OCI situations, in part, because loss of a project or business opportunity can sometimes be avoided or limited by full advanced disclosure of MTS’ relevant existing contractual or other business relationship(s).

As with traditional conflicts of interests, it is difficult to define or provide examples of each situation in which an OCI might arise.  Employees should, however, be especially aware of the potential for an OCI in situations in which MTS is retained by a government entity to develop a scope of work for a particular project and then seeks (either itself or through an affiliate ) to perform the work.   Projects of this type could lead to a situation in which MTS or its affiliates would be viewed as having unfair competitive advantage.  If such a situation occurs, MTS might need to demonstrate that its involvement in preparation of a scope of work did not provide such an advantage in performing work on the project, perhaps because the scope of work was non-proprietary and in no way favored MTS or its affiliates.  If the award of the work on such a project is completed through a public bid process, this might be additional relevant information to help demonstrate that no unfair competitive advantage exists and that there is no OCI problem.

In situations where a public sector customer, in advance of any procurement or RFP issuance, asks for MTS’ assistance in drafting, reviewing, revising or commenting on specifications, the Company’s response to the government Customer must be in writing and include the following preface:  MTS provides this information on the assumption that the government is also requesting market survey/research information or specifications from others in the industry.  Please modify the following specifications as you see fit in accordance with your specific requirements.  Please be advised that MTS intends to submit a proposal or bid for performance of the work covered by the specifications in the event the government decides to issue procurement documents.  In addition, contact  the MTS Legal Department to identify any other steps needed to ensure that MTS is not restricted from participating in future procurements related to MTS’ procurement assistance.  There may be situations where MTS will have to decline a government request because of restrictions on the Company’s future participation in related procurements.

Questions and Reporting Obligations

It is important to remember that actual or apparent conflicts of interest that are not voluntarily disclosed by an employee are the most problematic and involve the most serious potential consequences for the Company and involved employee(s), up to and including civil and criminal fines and employment termination.  In many instances, disclosure of an actual or potential conflict of interest, whether traditional or an OCI, will enable steps to be taken to deal with the situation in a way that is mutually satisfactory to both the Company and the employee.  Any employee who knows or suspects that a traditional conflict of interest or an OCI exists has an affirmative obligation to report it to a manager or to the MTS Legal Department.

XII.	Penalties and Sanctions

Doing business with government entities requires diligence in understanding and complying with the unique laws and rules that govern this sector of the marketplace.  Federal and state governments have a host of legal sanctions, penalties and remedies available for violations of the requirements imposed by law, regulation, and contract.    The consequences of failing to comply with government contracting rules range from criminal fines and imprisonment, to civil fines, exclusion from the procurement, contract cancellation or termination, and debarment from receiving future contracting opportunities at both the prime contractor and subcontractor levels.  The penalties and sanctions for improper activity can apply with equal force to MTS and to individuals acting on behalf of MTS.

The laws and regulations governing business dealings with government entities are complex, and the costs of a violation – or even the appearance of illegal or unethical behavior – are extremely high.  The cost involved in incurring a slight delay while obtaining an answer to a compliance question is far outweighed by the risk, both to the Company and to the individual employee, of becoming the subject of civil and/or criminal prosecution by the government.

For MTS, such a prosecution could lead to substantial civil and/or criminal fines and penalties, debarment from future government contracting opportunities, and damage to our professional reputation. For the individual employee, it could mean not only termination of employment by MTS but individual civil and/or criminal liability. With these risks in mind, employees involved in government contract work should always err on the side of caution and seek legal and compliance advice before taking any step about which they have concerns.

XIII.	Reporting Obligations

Duty As a MTS Employee to Report Violations of Law and MTS Policy
Any employee who believes that he or she is aware of a violation of applicable law, or a violation of MTS policies relating to public sector contracting work, must bring it to the attention of his or her immediate supervisor, a MTS manager, or the MTS Legal Department.  Failure to report a violation of law or of Company policy is itself a violation of MTS policy and could subject an employee to disciplinary action up to and including termination.

MTS prohibits discrimination or retaliation of any kind against any employee who, in good faith, brings a possible violation of law or policy to the attention of MTS management, his/her supervisor, the MTS Legal Department or The Compliance Line.